CERTIFIED RESOLUTIONS

I, Michael L. Kern, III, do hereby certify that the  following resolutions were adopted by the Board of Directors/Trustees on behalf of the Steward Funds, Inc. (SFI), Capstone Series Fund, Inc. (CSFI), and Capstone Church Capital Fund, collectively ("Capstone Funds") and I hereby further certify that the resolution set forth below was duly adopted by the Board of Directors/Trustees who are not "interested persons" as defined in the Investment Company Act of 1940, as Amended ("1940 Act"), at a meeting of the Board of Directors/Trustees of the Capstone Funds held on August 24, 2016 at which a quorum was present and acting throughout, and that said resolution has not been revoked or amended and is now in full force and effect.

RESOLVED, that upon due consideration of all relevant factors, including the value of the aggregate assets of Steward Funds, Inc., Capstone Series Fund, Inc. and Capstone Church Bond Fund, including all portfolios (“Capstone Funds”), to which any Covered Person  (which for the purpose of these resolutions shall mean the individuals specifically covered under the bond referred to below and which includes each officer and employee of the Capstone Funds who may singly, or jointly with others, have access to securities or funds of the Capstone Funds, either directly or with authority to draw upon such funds or to direct generally the dispositions of such securities) may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Capstone Funds’ portfolios, the form of fidelity bond  issued by Starkweather & Shipley and underwritten by Hartford Underwriters Insurance Company including riders, schedules and attachments thereto, which shall be incorporated by reference as part of the minutes of this meeting, and the amount of the fidelity coverage thereof, namely $3,500,000, (“Bond”) are determined to be reasonable; and each hereby is, ratified, confirmed and approved; and it was
FURTHER RESOLVED, that, taking into account all relevant factors, including but not limited to, the number of the parties named as insureds in the Bond, the nature of the business activities  of the parties, the amount of the Bond, and the amount of the premium for the Bond, the equal  allocation of the premium among all parties named as insureds under the Bond, and the extent to which the share of the premium allocation to each Capstone Fund is less than the premium each Capstone Fund would have to pay if it provided and maintained a single insured bond, the portion of the total premium allocated to each Capstone Fund for the period from July 31, 2016 to July 31, 2017, payable for coverage as described in the preceding resolution, be, and it hereby is, approved, and the payment of such premium by the Treasurer of each Capstone Fund be, and each hereby is, ratified, confirmed and approved.
FURTHER RESOLVED, that the form, terms and provisions of an Agreement among the Capstone Funds, which has been approved by the Board, which Agreement provides that in the event recovery is received under the Bond as the result of a loss sustained by a Capstone Fund and one or more other named insureds, each Capstone Fund shall receive  an equitable and proportionate share of the recovery directly in relation to the amount paid, but at least equal to the amount which it would have received had it provided and maintained a single insured bond with a minimum coverage required by paragraph (d)(1) of Rule 17g-l  under the Investment Company Act of 1940 ("Act"), be, and the same hereby is, approved, and the President or any Vice-President of each Capstone Fund be,  and each of them hereby is, authorized to execute and deliver   such   Agreement    for  and  on  behalf   of  the   Capstone   Funds,   said Agreement  to be substantially  in the form approved  hereby,  with such changes therein  as the  officer  executing  the  same  shall  approve,  such  approval  to be evidenced  conclusively  by his execution  and delivery  thereof; and hereby is, ratified, confirmed and approved
FURTHER    RESOLVED,    that   Michael L. Kern, III be, and  he  hereby  is, designated the reporting officer in connection with Rule 17g-1(h) under the Act to report the foregoing resolutions to the Securities and Exchange Commission; and it was and hereby is, ratified, confirmed and approved
IN WITNESS HEREOF I have duly set my hand this 8th day of September 2016.

/s/ Micheal L. Kern, III
Michael L. Kern, III, CFA
President